Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------
                Computation of ratio of earnings to fixed charges
                          (in thousands, except ratios)


                                                         Three-month period
                                                        ended March 31, 2001
                                                        --------------------

Net Income..............................................      $16,789.00
                                                              ----------
Fixed Charges
         Trustee Fees...................................           30.00
         Audit Fees.....................................           13.50
         Administrative Fees............................          189.61

Total Fixed Charges.....................................          233.11
                                                              ----------
Earnings before fixed charges...........................    $  17,022.11
                                                            ============
Fixed charges, as above.................................      $   233.11
                                                                  ======
Ratio of earnings to fixed charges......................           73.02
                                                              ==========